Exhibit 99.3

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-780-7432

Jaren.Madden@infi.com

http://www.infi.com

Media:

Liz Falcone, 617-761-6727

Liz.Falcone@fkhealth.com

INFINITY PRESENTS DATA ON RETASPIMYCIN HYDROCHLORIDE, A NOVEL

HSP90 INHIBITOR, IN NON-SMALL CELL LUNG CANCER AT ASCO MEETING

— Phase 1b Trial of Retaspimycin HCl in Combination with Docetaxel Shows Encouraging Response Rates in Lung Cancer Patients with Poor Prognoses and Limited Treatment Options —

Chicago, Ill. – June 6, 2011 – Infinity Pharmaceuticals, Inc. (Nasdaq: INFI) today announced encouraging results from a Phase 1b trial of retaspimycin hydrochloride (HCl) (also known as IPI-504), its novel heat shock protein 90 (Hsp90) inhibitor, in combination with docetaxel (also known as Taxotere®) in patients with non-small cell lung cancer (NSCLC).

The data, presented during a poster session at the 47th Annual Meeting of the American Society of Clinical Oncology (ASCO), showed that retaspimycin HCl given in combination with docetaxel was well-tolerated and clinically active in patients with NSCLC (Abstract # 7516). The overall response rate was 26 percent, with higher response rates observed among heavily pretreated patients with squamous cell carcinoma or a history of heavy smoking. Historically, these two subgroups have poor prognoses and fewer treatment options.

“These data suggest that retaspimycin HCl in combination with docetaxel is worthy of further evaluation as a treatment for NSCLC,” said Gregory J. Riely, M.D., Ph.D., assistant attending physician, medical oncologist at Memorial Sloan-Kettering Cancer Center and the principal investigator for the trial. “Notably, this combination was well-tolerated, with no patient showing an increase of liver function tests leading to dose reduction or discontinuation, or reporting significant visual problems.”

Based on these results, last month the company initiated an adaptive, randomized Phase 2 clinical trial of retaspimycin HCl in combination with docetaxel compared to placebo plus docetaxel in approximately 100 second- or third-line patients with NSCLC who are naïve to docetaxel treatment and have a smoking history. Following an interim analysis to evaluate the relationship between efficacy and certain patient characteristics, including histology, tobacco exposure and a variety of biomarkers, Infinity may expand the trial in patient populations that respond preferentially to treatment with the combination.

“Although there have been important advances in the treatment of NSCLC in recent years, the outlook has not improved for several large subgroups of patients, including those with a history of heavy smoking and those who have squamous cell carcinoma,” stated Pedro Santabárbara, M.D., Ph.D., chief medical officer at Infinity. “Given that the historical response rate to docetaxel is less than 10 percent, our data suggest that retaspimycin HCl may provide an important therapeutic benefit in specific forms of NSCLC when used as part of combination therapy. We look forward to further exploring the potential of retaspimycin HCl to improve outcomes for these patients.”

In addition to the Phase 2 trial of retaspimycin HCl in combination with docetaxel, Infinity plans to begin a second clinical trial of retaspimycin HCl in a molecularly defined subset of NSCLC patients this summer. This upcoming trial is based on preclinical data submitted for publication to a peer-reviewed journal.

Retaspimycin HCl Phase 1b Trial Results

As previously announced, the Phase 1b study presented today enrolled an expansion cohort of 23 NSCLC patients treated with retaspimycin HCl dosed once weekly in combination with docetaxel administered once every three weeks. There were six partial responses in this NSCLC cohort, for an overall response rate of 26 percent. Higher response rates were observed in patients with squamous cell carcinoma or with a history of heavy smoking, with overall response rates of 43 percent (N = 3/7) and 33 percent (N = 6/18), respectively.

New data presented today show that in addition to the six partial responses that Infinity reported in May, there were seven patients with stable disease. In addition, new safety data continued to show that the combination of retaspimycin HCl and docetaxel was well-tolerated. Side effects were manageable and docetaxel clearance was unaltered by co-administration of retaspimycin HCl. In particular, there were no dose reductions or discontinuations in response to liver function tests, GI toxicities were primarily Grade 1 or Grade 2, and no significant ocular toxicities were observed. The most common treatment-related adverse events were fatigue, diarrhea, nausea, vomiting, neutropenia and anemia.

About NSCLC

Lung cancer is the second most common form of cancer and the most common cause of cancer-related death in the United States, with over 220,000 new cases and 157,000 deaths estimated in 2010. The average five-year survival rate for advanced-stage lung cancer is less than five percent. Approximately 85 percent of all lung cancers are classified as non-small cell. NSCLC is notoriously difficult to treat. Although there have been some advances in recent years, the prognosis remains particularly poor for NSCLC patients who have squamous cell carcinoma or a history of heavy smoking. (Sources: American Cancer Society, National Cancer Institute)

About Infinity’s Hsp90 Program

Cancer cells depend on the heat shock protein 90 (Hsp90) chaperone to maintain many proteins critical for cancer growth, proliferation and survival in a functional state. Certain anticancer therapies may enhance the dependency of cancer cells on the Hsp90 chaperone. Therefore, combining an Hsp90 inhibitor such as retaspimycin hydrochloride (HCl) with another proven anticancer agent may enhance cancer cell killing.

Retaspimycin HCl is currently being evaluated in a Phase 2 trial in combination with docetaxel (also known as Taxotere®) in patients with non-small cell lung cancer (NSCLC). In a Phase 1b trial of retaspimycin HCl in combination with docetaxel in patients with NSCLC, the combination regimen was well-tolerated and showed evidence of clinical activity, particularly among patients with a history of heavy smoking or with squamous cell carcinoma, two populations with a historically poor prognosis and limited treatment options.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hedgehog pathway, the Hsp90 chaperone system, phosphoinositide-3-kinase and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding: Infinity’s Phase 2 trial of retaspimycin HCl in combination with docetaxel in NSCLC patients, including expectations regarding enrollment, criteria for evaluation and potential for expansion; the therapeutic potential of Hsp90 inhibitors, including retaspimycin HCl, in NSCLC when used as part of combination therapy; Infinity’s plans to initiate an additional clinical trial of retaspimycin HCl in patients with NSCLC in the summer of 2011. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Ltd. will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission on May 10, 2011. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Taxotere® is a registered trademark of Sanofi.